Execution Version

Deal Published CUSIP Number: 64588TAA0
Facility Published CUSIP Number: 64588TAB8

$350,000,000 TERM LOAN CREDIT AGREEMENT

by and among

NEW JERSEY RESOURCES CORPORATION

and

EACH OF THE GUARANTORS PARTY HERETO

 and

THE LENDERS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Bookrunner

Dated as of October 9, 2019

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 6.1.2	-	SUBSIDIARIES AND JOINT VENTURES
SCHEDULE 6.1.12	-	CONSENTS AND APPROVALS
SCHEDULE 6.1.21	-	PERMITTED RELATED BUSINESS OPPORTUNITIES
SCHEDULE 8.2.1	-	EXISTING INDEBTEDNESS

EXHIBITS
EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(R)	-	FORM OF TERM LOAN NOTE
EXHIBIT 1.1(S)	-	[RESERVED]
EXHIBIT 2.2	-	LOAN REQUEST
EXHIBIT 2.5	-	[RESERVED]
EXHIBIT 5.7	-	COMMITMENT REDUCTION NOTICE
EXHIBIT 5.10.7(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.10.7(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.10.7(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.10.7(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 8.3.3	-	COMPLIANCE CERTIFICATE

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of October 9, 2019 and is made by and among NEW JERSEY RESOURCES CORPORATION, a New Jersey corporation (the “Borrower”), EACH OF THE GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined) and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).

STATEMENT OF PURPOSE

WHEREAS, the Borrower has requested the Lenders to provide a term loan to the Borrower in an aggregate principal amount not to exceed $350,000,000;

WHEREAS, the term loan shall be used to (a) finance, in part, the acquisition (the “Acquisition”) of all of the equity interests of Leaf River Energy Center LLC, a Delaware limited liability company (the “Acquired Company”), from Leaf River Energy Holdings, LLC, a Delaware limited liability company (the “Seller”), pursuant to the Membership Interest Purchase Agreement, dated as of the Signing Date, by and between NJR Pipeline Company, a New Jersey company and a wholly-owned subsidiary of the Borrower (the “Buyer”), and the Seller (including all schedules and exhibits thereto, the “Acquisition Agreement”) and (b) pay fees, commissions and expenses in connection with the Transactions (as defined below); and

WHEREAS, the Lenders are willing to provide such term loan upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Acquired Company” shall have the meaning specified in the statement of purpose.

“Acquired Company Historical Statements” shall have the meaning specified in Section 6.1.8.1 [Historical Statements].

“Acquired Person” shall mean a Person or business acquired by any Loan Party in a transaction which is a Permitted Acquisition.

“Acquisition” shall have the meaning specified in the statement of purpose.

“Acquisition Agreement” shall have the meaning specified in the statement of purpose.

“Administrative Agent” shall mean Wells Fargo Bank, National Association, and its successors and assigns, in its capacity as Administrative Agent hereunder.

“Administrative Agent’s Fee” shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

“Affiliate” as to any Person shall mean any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Agreement” shall have the meaning specified in the introductory paragraph.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and any other applicable anti-corruption Laws, together with any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing or money laundering and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Margin” shall mean, as applicable:

(i) with respect to Base Rate Tranche, the percentage spread based on the indicated Debt Rating set forth in the pricing grid on Schedule 1.1(A) below the heading “Base Rate Spread”, as the same may be modified in accordance with the terms hereof, or

(ii) with respect to LIBOR Rate Tranches, the percentage spread based on the indicated Debt Rating set forth in the pricing grid on Schedule 1.1(A) below the heading “LIBOR Rate Spread”, as the same may be modified in accordance with the terms hereof;

The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A); provided, however, that if New Jersey Natural Gas’ Debt Rating is determined by Standard & Poor’s or any other nationally recognized statistical agency pursuant to the definition of “Debt Rating” hereunder, the second column (Debt Rating Fitch and Moody’s) of the pricing grid set forth on Schedule 1.1(A) shall be modified by the Administrative Agent upon written notice to the Borrower to reflect such replacement of Moody’s or Fitch as the applicable rating agencies hereunder and to replace the Debt Rating levels with the corresponding levels of Standard & Poor’s or such other nationally recognized statistical agency.

“Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole bookrunner.

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

“Authorized Officer” shall mean those individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” shall mean, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Effective Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(i) [Base Rate Option].

“Base Rate Tranche” shall mean any Borrowing Tranche bearing interest at a rate based upon the Base Rate as provided in Section 4.1.1(i) [Base Rate Option].

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to LIBOR:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; and

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to LIBOR:

(a) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 4.6 [Effect of Benchmark Transition Event] and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 4.6 [Effect of Benchmark Transition Event].

“Benefit Arrangement” shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan, a Multiple Employer Plan, nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” shall mean any of (i) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code or (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowed Debt” means any Indebtedness for money borrowed, including loans, hybrid securities, debt convertible into shares of capital stock and any Indebtedness for money borrowed represented by notes, bonds, debentures or other similar evidences of Indebtedness for money borrowed.

“Borrower” shall have the meaning specified in the introductory paragraph.

“Borrower Historical Statements” shall have the meaning specified in Section 6.1.8.1 [Historical Statements].

“Borrowing Date” shall mean, with respect to any Loan, the date for the making thereof, which shall be a Business Day.

“Borrowing Tranche” shall mean specified portions of Loans outstanding as follows: (i) any LIBOR Rate Tranches which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Base Rate Tranches shall constitute one Borrowing Tranche.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York, New York and if the applicable Business Day relates to any LIBOR Rate Tranche, such day must also be a London Banking Day.

“Buyer” shall have the meaning specified in the statement of purpose.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the shares of capital stock of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“CIP Regulations” shall have the meaning specified in Section 10.11 [No Reliance on Administrative Agent’s Customer Identification Program].

“Closing Date” shall mean the Business Day, on or after the Effective Date but not after the Commitment Termination Date, on which the conditions specified in Section 7.2 [Conditions to Closing Date] are satisfied (or waived in accordance with Section 11.1 [Modifications, Amendments or Waivers]) and the Acquisition is consummated.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment,” as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof, and “Commitments” shall mean the aggregate Commitments of all of the Lenders.

“Commitment Letter” shall mean that certain commitment letter, dated as of the Signing Date, among the Borrower, the Arranger and Wells Fargo.

“Commitment Reduction Notice” shall have the meaning specified in Section 5.7.2 [Voluntary Commitment Reductions].

“Commitment Reduction/Prepayment Event” shall mean the occurrence of:

(a) any Debt Issuance;

(b) any Equity Issuance;

(c) any Disposition not otherwise permitted pursuant to Section 8.2.6 [Disposition of Assets or Subsidiaries] (excluding Section 8.2.6(x)); or

(d) any Insurance and Condemnation Event.

“Commitment Termination Date” shall mean the earliest to occur of (i) consummation of the Acquisition (with or without the use of the term loan facility contemplated hereby), (ii) the Closing Date, (iii) the termination or expiration of the Acquisition Agreement in accordance with its terms, and (iv) the “Outside Date” (as defined in the Acquisition Agreement) as in effect on the Signing Date and as it may be extended in accordance with the terms of the Acquisition Agreement as in effect on the Signing Date, provided that if the Commitment Termination Date occurs on a day which is not a Business Day, the Commitment Termination Date shall be on the next preceding Business Day.

“Compliance Certificate” shall have the meaning specified in Section 8.3.3 [Certificate of the Borrower].

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Shareholders’ Equity” shall mean as of any date of determination the sum of the amounts of common shareholders’ equity and preferred shareholders’ equity on the balance sheet, prepared in accordance with GAAP, for the Borrower and its Subsidiaries on a consolidated basis as of such date of determination.

“Consolidated Total Capitalization” shall mean as of any date of determination the sum of (i) Consolidated Total Indebtedness, plus (ii) Consolidated Shareholders’ Equity.

“Consolidated Total Indebtedness” shall mean as of any date of determination total Indebtedness (excluding (x) non-recourse Indebtedness of Project Subsidiaries and (y) Hedging Transaction Indebtedness related to non-commodity Hedging Transactions), without duplication, of the Borrower and its Subsidiaries.

“Contamination” shall mean the presence or release or threat of release of Regulated Substances in, on, under or migrating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the performance of a Remedial Action or which otherwise constitutes a violation of Environmental Laws.

“Covered Person” shall mean (i) the Borrower, each of Borrower’s Subsidiaries and all Guarantors, and (ii) each director or executive officer of a Person described in clause (i) above.

“Debt Issuance” shall mean the issuance of any Borrowed Debt by any Loan Party or any of its Subsidiaries other than (i) Indebtedness incurred by New Jersey Natural Gas, (ii) intercompany Indebtedness among the Borrower and/or its Subsidiaries, (iii) credit extensions under the Existing Revolving Credit Agreement and any refinancing thereof, (iv) issuances by the Borrower and any of its Subsidiaries under short term commercial paper programs, (v) ordinary course letter of credit facilities, overdraft protection and short term working capital facilities, factoring, capital leases, financial leases, hedging and cash management arrangements and purchase money and equipment financings, (vi) the Loans, (vii) Indebtedness of Project Subsidiaries and any guaranties with respect thereto, (viii) other Indebtedness to the extent the Net Cash Proceeds thereof are utilized or are to be utilized to refinance any Borrowed Debt of the Borrower or any of their Subsidiaries to the extent the issuance of incurrence of such Indebtedness occurs within 18 months of the maturity of the applicable Borrowed Debt being refinance and to pay any fees or other amounts in respect thereof (including any prepayment or redemption premiums and accrued interest thereon), (ix) seasonal lines of credit for the purchase of natural gas and (x) other Indebtedness (other than Indebtedness pursuant to or resulting from any Senior Note Issuance) in an aggregate principal amount up to $50,000,000. For the avoidance of doubt, and notwithstanding anything to the contrary herein or otherwise, each Senior Note Issuance shall constitute a “Debt Issuance”.

“Debt Rating” shall mean the publicly-announced rating of New Jersey Natural Gas’s senior secured long-term debt by each of Fitch and Moody’s.

“Debtor Relief Laws” shall mean 11 U.S.C. §§ 101 et seq (the “Bankruptcy Code”) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) [reserved] or (iii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrower’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Borrower, as the case may be, (d) has become the subject of a Bankruptcy Event or a Bail-In Action or (e) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition and in Section 2.7 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Disposition” shall have the meaning specified in Section 8.2.6 [Dispositions of Assets or Subsidiaries].

“Dollar, Dollars, U.S. Dollars” and the symbol “$” shall mean lawful money of the United States of America.

“Early Opt-in Election” shall mean the occurrence of:

(a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 4.6 [Effect of Benchmark Transition Event] are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” shall mean (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date this Agreement becomes effective in accordance with Section 7.1 [Conditions to Effective Date].

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Environmental Complaint” shall mean any (i) written notice of non-compliance or violation, citation or order relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (ii) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any other written notice of liability or potential liability from any Person or Official Body, in either instance, relating to or setting forth allegations or a cause of action for personal injury (including but not limited to death), property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of Remedial Actions, direct recovery for the costs associated with the performance of Remedial Actions, liens or encumbrances attached to or recorded or levied against property for the costs associated with the performance of Remedial Actions, civil or administrative penalties, criminal fines or penalties or declaratory or equitable relief arising under any Environmental Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

“Environmental Laws” shall mean all federal, tribal, state, local and foreign Laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., each as amended, and any regulations promulgated or any equivalent state or local Law, and any amendments thereto) and any final, non-appealable consent decrees, consent orders, consent agreements, settlement agreements, judgments or orders, or binding directives, policies or programs, issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances; (iii) protection of the environment and/or natural resources; (iv) protection of employee safety in the workplace and protection of employees from exposure to Regulated Substances in the workplace (but excluding workers compensation and wage and hour Laws); (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (vi) the presence of Contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of Environmentally Sensitive Areas.

“Environmental Permits” shall mean all permits, licenses, bonds or other forms of financial assurances, waivers, exemptions, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (i) to own, occupy or maintain the Property; (ii) for the operations and business activities of any Loan Party; or (iii) for the performance of a Remedial Action.

“Environmentally Sensitive Area” shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

“Equity Issuance” shall mean (a) any issuance by the Borrower of shares of its equity interests (including equity-linked securities) to any Person that is not a Loan Party (including in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and (b) any capital contribution from any Person that is not a Loan Party into any Loan Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Disposition, (B) any Debt Issuance, (C) any issuance pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any non-employee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock units, warrants or other equity awards or any dividend reinvestment plan (other than Borrower’s waiver discount program), and (D) any issuance pursuant to Borrower’s waiver discount program up to $50,000,000.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” shall mean the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Reserve Percentage” shall mean, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events described in Section 9.1 [Events of Default].

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, and (b) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.13.1 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.10.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.10.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).

“Existing Revolving Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of December 5, 2018, among the Borrower, the guarantors party thereto, the lenders party thereto, and PNC Bank, National Association, in its capacity as administrative agent for the “lenders” party thereto, as the same has been amended and may be further restated, amended, modified or supplemented from time to time.

“Existing Revolving Credit Documents” shall mean, collectively, the Existing Revolving Credit Agreement and the Loan Documents (as defined in the Existing Revolving Credit Agreement), in each case as the same has been amended and may be further restated, amended, modified or supplemented from time to time.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” shall mean that certain letter agreement, dated as of the Signing Date, among the Borrower, the Arranger and Wells Fargo.

“Fitch” shall mean Fitch, Inc.

“Foreign Lender” shall mean (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” shall mean generally accepted accounting principles as are in effect in the United States from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

“Guarantor” shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 8.1.15 [Joinder of Guarantors]; provided, however, that the Project Subsidiaries shall not be designated as a “Guarantor” nor required to join this Agreement as a Guarantor pursuant to Section 8.1.15 [Joinder of Guarantors].

“Guarantor Joinder” shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).

“Guaranty” of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Guaranty Agreement” shall mean the Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Administrative Agent for the benefit of the Lenders.

“Hedging Transaction” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Transaction Indebtedness” shall have the meaning specified in the definition of “Indebtedness.”

“Historical Statements” shall have the meaning specified in Section 6.1.8.1(a) [Historical Statements].

“Hybrid Security” shall mean any of the following: (i) beneficial interests issued by a trust which constitutes a Subsidiary of any Loan Party, substantially all of the assets of which trust are unsecured Indebtedness of any Loan Party or any Subsidiary of any Loan Party or proceeds thereof, and all payments of which Indebtedness are required to be, and are, distributed to the holders of beneficial interests in such trust promptly after receipt by such trust, or (ii) any shares of capital stock or other equity interest that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time would have, a redemption or similar payment.

“Inactive Subsidiary” shall mean a Subsidiary that (i) does not conduct any business or have operations, (ii) does not have total assets with a net book value, as of any date of determination, in excess of $100,000, and (iii) has no liabilities, contingent or otherwise, except Indebtedness permitted by Section 8.2.1 [Indebtedness].

“Incorporated Covenant” shall have the meaning given in Section 8.1.11 [Additional NJR Note Agreements Covenants].

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of (without duplication unless duplication is required pursuant to the NJR Note Agreements): (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including off-balance sheet transactions which are addressed in Section 8.2.14 [Off-Balance Sheet Financing] and trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), (v) the net indebtedness, obligations and liabilities of such Person under any Hedging Transaction to the extent constituting “indebtedness,” as determined in accordance with GAAP, adjusted downward dollar for dollar for any related margin collateral account balances maintained by such Person (the “Hedging Transaction Indebtedness”), (vi) any Guaranty of any Hedging Transaction described in the immediately preceding clause (v), (vii) any Guaranty of Indebtedness for borrowed money, (viii) any Hybrid Security described in clause (i) of the definition of Hybrid Security, or (ix) the mandatory repayment obligation of the issuer of any Hybrid Security described in clause (ii) of the definition of Hybrid Security.

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Indemnitee” shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrower].

“Information” shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

“Insurance and Condemnation Event” shall mean the receipt by any Loan Party or any of its Subsidiaries (other than New Jersey Natural Gas) of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Interest Period” shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months (subject to availability). Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Maturity Date. There shall be no more than 10 Interest Periods in effect at any time.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning specified in the definition of Lender Provided Interest Rate Hedge.

“Interest Rate Option” shall mean any LIBOR Rate Option or Base Rate Option.

“Investment” shall mean any loan or advance to, or purchase, acquisition or ownership of, any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, joint venture with respect to, or capital contribution to, any other Person, or any agreement to become or remain liable to do any of the foregoing. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received by such Person with respect thereto.

“IRS” shall mean the United States Internal Revenue Service.

“Labor Contracts” shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and unions representing employees of any Loan Party or any such Subsidiary.

“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“Lender Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender or its Affiliate and with respect to which such Lender confirms to Administrative Agent in writing prior to the execution thereof that it: (i) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. “Lender Provided Interest Rate Hedge” includes any Interest Rate Hedge which was provided by any Lender or its Affiliates and with respect to which such Lender confirmed prior to the date hereof to the Administrative Agent in writing that it met the above requirements (i) through (iii).

“Lenders” shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

“LIBOR” shall mean, subject to the implementation of a Benchmark Replacement in accordance with Section 4.6 [Effect of a Benchmark Transition Event],

(a) for any interest rate calculation with respect to a LIBOR Rate Tranche, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and

(b) for any interest rate calculation with respect to a Base Rate Tranche, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate is not so published then “LIBOR” for such Base Rate Tranche shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, (x) in no event shall LIBOR (including any Benchmark Replacement with respect thereto) be less than 0% and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 4.6 [Effect of Benchmark Transition Event], in the event that a Benchmark Replacement with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Benchmark Replacement.

“LIBOR Rate” shall mean a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [LIBOR Rate Option].

“LIBOR Rate Tranche” shall mean any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1.1(ii) [LIBOR Rate Option].

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Loan Documents” shall mean this Agreement, the Fee Letter, the Guaranty Agreement, the Notes and any other instruments, certificates or documents delivered in connection herewith or therewith.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loan Request” shall mean a request for Loans in accordance with Section 2.2 [Procedure for Advance of the Loans] or a request to select, convert to or renew a Base Rate Option or LIBOR Rate Option with respect to an outstanding Loan in accordance with Sections 4.1 [Interest Rate Options] and 4.1.2 [Interest Periods], in each case which shall be in substantially the form of Exhibit 2.2.

“Loans” shall mean collectively and “Loan” shall mean separately means the term loans made, or to be made, to the Borrower by the Lenders pursuant to Section 2.1 [The Loans].

“London Banking Day” shall mean any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Change” shall mean any set of circumstances or events which (i) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (ii) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay and perform the Obligations in accordance with the Loan Documents, or (iii) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Maturity Date” shall mean the date that is 364 days after the Closing Date.

“Month”, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, solely for the purposes of Section 6.1.19 [Plans and Benefit Arrangements], within the preceding five Plan years, has made or had an obligation to make such contributions.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (at least one of which is the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Net Cash Proceeds” shall mean, as applicable, (a) with respect to any Disposition or Insurance and Condemnation Event, all cash and cash equivalents received by the applicable Person therefrom (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, an Official Body as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event, (iii) the principal amount of, premium, if any, and interest on any Indebtedness (other than Indebtedness under the Loan Documents) secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP or as otherwise required pursuant to the documentation with respect to such Disposition or Insurance and Condemnation Event, (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition and (D) for the payment of indemnification obligations; provided that, to the extent and at the time any such amounts are released from such reserve and received by such applicable Person, such amounts shall constitute Net Cash Proceeds; (b) with respect to incurrence of Borrowed Debt by the Borrower or any Subsidiary, the excess, if any, of (i) cash received by the Borrower or such Subsidiary in connection with such incurrence, issuance, offering or placement over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its Subsidiaries in connection with such incurrence, issuance, offering or placement; and (c) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by any Loan Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“New Jersey Natural Gas” shall mean New Jersey Natural Gas Company, a corporation organized and existing under the laws of the State of New Jersey, which corporation is a Subsidiary of the Borrower.

“NJNG Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of December 5, 2018, among New Jersey Natural Gas, as the borrower, PNC Bank, National Association, as the administrative agent, and the “lenders” party thereto, as the same has been amended and may be further restated, amended, modified or supplemented from time to time.

“NJR Note Agreements” shall mean, collectively, each of the note purchase agreements listed on Schedule 8.2.1 and any refinancings, renewals or replacements thereof, or other unsecured private placement note agreements, permitted under Section 8.2.1 [Indebtedness].

“NJR Notes” shall mean, collectively, each promissory note or other evidence of indebtedness issued from time to time pursuant to the NJR Note Agreements.

“Non-Consenting Lender” shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].

“Non-Qualifying Party” shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.

“Notes” collectively shall mean any promissory note of the Borrower in the form of Exhibit 1.1(R) issued by the Borrower at the request of a Lender evidencing the Loans of such Lender, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“NYFRB” shall mean the Federal Reserve Bank of New York (and any successor thereto).

“Obligation” shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement or any other Loan Document, whether to the Administrative Agent, the Arranger, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, and (ii) any Lender Provided Interest Rate Hedge or Other Lender Provided Financial Service Product, in each case, including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender Provided Financial Service Product” shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) ACH transactions, or (vi) cash management, including controlled disbursement, accounts or services.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.13.1 [Replacement of a Lender]).

“Participant” shall have the meaning specified in Section 11.8.4 [Participations].

“Participant Register” shall have the meaning specified in Section 11.8.4 [Participations].

“Payment Date” shall mean the first Business Day of each January, April, July and October after the date hereof and on the Maturity Date or upon acceleration of the Loans.

“Payment In Full” and “Paid in Full” shall mean the payment in full in cash of the Loans and other Obligations hereunder and termination of the Commitments.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Permitted Acquisitions” shall have the meaning specified in Section 8.2.5 [Liquidations, Mergers, Consolidations, Acquisitions].

“Permitted Business” shall mean the ownership, management and marketing of storage, capacity and transportation of gas and other forms of energy, the generation, transmission or storage of gas and other forms of energy, wind, solar and other types of renewable energy, or the access to gas and energy transmission lines, and business initiatives for the conservation and efficiency of gas and energy.

“Permitted Commodity Hedging Transaction” shall mean the entry by the Borrower or any of its Unregulated Subsidiaries into commodity agreements or other similar agreements or arrangements in the ordinary course of business designed to protect against, or mitigate risks with respect to, fluctuations of commodity prices to which the Borrower or such Subsidiary is exposed to in the conduct of its business so long as the management of the Borrower or such Subsidiary has determined that entering into such agreements or arrangements are bona fide hedging activities which comply with the Borrower’s or such Subsidiary’s risk management policies.

“Permitted Investments” shall mean:

(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii) repurchase agreements having a duration of not more than sixty (60) days that are collateralized by full faith and credit obligations of the United States Government or obligations guaranteed by the United States Government and its agencies;

(iii) interests in investment companies registered under the Investment Company Act of 1940, as amended (or in a separate portfolio of such an investment company), that invest primarily in full faith and credit obligations of the United States Government or obligations guaranteed by the United States Government and its agencies and repurchase agreements collateralized by such obligations;

(iv) time deposits with any office located in the United States of the Lenders or any other bank or trust company which is organized under the laws of the United States and has combined capital, surplus and undivided profits of not less than $500,000,000 or with any bank which is organized other than under the laws of the United States (y) the commercial paper of which is rated at least A-1 by Fitch and P-1 by Moody’s (or, if such commercial paper is rated only by Fitch, at least A-1 by Fitch, or if such commercial paper is rated only by Moody’s, at least P-1 by Moody’s) or (z) the long term senior debt of which is rated at least AA by Fitch and Aa2 by Moody’s (or, if such debt is rated only by Fitch, at least AA by Fitch’s, or if such debt is rated only by Moody’s, at least Aa2 by Moody’s); and

(v) commercial paper having a maturity of not more than one year from the date of such investment and rated at least A-1 by Fitch and P-1 by Moody’s (or, if such commercial paper is rated only by Fitch, at least A-1 by Fitch or, if such commercial paper is rated only by Moody’s, at least P-1 by Moody’s).

“Permitted Liens” shall mean:

(i) Liens existing on the date hereof and listed on Schedule 1.1(P) and any renewals or extensions thereof, provided that (a) the property covered thereby is not changed, (b) the amount secured or benefited thereby is not increased except as contemplated by Section 8.2.1(ii), (c) the direct or any contingent obligor with respect thereto is not changed and (d) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.2.1(ii);

(ii) Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(iv) pledges or deposits in the ordinary course of business in connection with (a) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (b) public utility services provided to the Borrower or a Subsidiary;

(v) (a) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (b) required margin collateral account deposits made in the ordinary course in connection with Hedging Transactions permitted by this Agreement;

(vi) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Official Body to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(vii) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1.6 [Final Judgments or Orders];

(viii) Liens securing Indebtedness permitted under Section 8.2.1(v) [Indebtedness]; provided that (a) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (b) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(ix) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (a) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (b) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (c) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(x) Liens (a) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (b) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

(xi) any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;

(xii) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (a) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, or (b) secure any Indebtedness;

(xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xiv) Liens extending only to assets related to off-balance sheet transactions permitted under Section 8.2.14 [Off-Balance Sheet Financing] or arising under Permitted Wind/Solar Transactions;

(xv) Liens existing on assets subject to a sale/leaseback or other similar tax equity financing arrangement permitted by clause (viii) or (ix) of Section 8.2.1 [Indebtedness];

(xvi) Liens in favor of the trustee under any indenture (as provided for therein) on money or property held or collected by the trustee thereunder in its capacity as such in connection with the defeasance or discharge of Indebtedness thereunder;

(xvii) Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted hereunder, provided that such Liens relate solely to the assets subject to such sale, transfer or other disposition;

(xviii) Liens on the assets of a Project Subsidiary; and

(xix) Liens securing Indebtedness and other obligations (other than NJR Note Agreements or NJR Notes) in an aggregate amount not exceeding $20,000,000 at any time outstanding.

Notwithstanding the foregoing definition of Permitted Lien or any other provision of the Loan Documents to the contrary, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any consensual Lien on any of the capital stock of New Jersey Natural Gas, or agree or become liable to do so.

“Permitted Related Business Opportunity” shall mean any transaction with another Person (other than any Inactive Subsidiary of the Borrower) involving activities or assets reasonably related or complementary to a Permitted Business.

“Permitted Wind/Solar Transactions” shall mean any sale/leaseback transaction, Synthetic Lease or other similar tax equity financing arrangement entered into, in any case, with respect to meter assets or solar or wind facilities that are non-recourse to the Loan Parties or, if recourse to the Loan Parties, are not restricted under any provision of this Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Plan” shall mean at any time an “employee pension benefit plan,” within the meaning of Section (3)(2) of ERISA (not including a Multiple Employer Plan or a Multiemployer Plan), which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (b) solely for purposes of Section 6.1.19 [Plans and Benefit Arrangements], has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

“Potential Default” shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” shall mean the office designated by the Administrative Agent on Schedule 1.1(B) or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Project Subsidiaries” shall mean (i) Subsidiaries of NJR Midstream Holdings Corporation, a New Jersey corporation, and NJR Clean Energy Ventures Corporation, a New Jersey corporation, existing as of the Effective Date, (ii) midstream asset project Subsidiaries of the Borrower hereafter created or acquired engaged in the solar and wind power generation business, and (iii) midstream asset project Subsidiaries of NJR Midstream Holdings Corporation and NJR Clean Energy Ventures Corporation, and their respective Subsidiaries, hereafter created or acquired.

“Property” shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

“Qualified ECP Loan Party” shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Ratable Share” shall mean the proportion that a Lender’s Commitment bears to the Commitments of all of the Lenders (excluding any Defaulting Lender) or, after the termination of the Commitments, the proportion that a Lender’s outstanding Loans bear to the aggregate outstanding Loans of all of the Lenders (excluding any Defaulting Lender).

“Recipient” shall mean (i) the Administrative Agent and (ii) any Lender, as applicable.

“Regulated Entity” shall mean any Person which is subject under Law to any of the laws, rules or regulations respecting the financial, organizational or rate regulation of electric companies, public utilities, or public utility holding companies.

“Regulated Substances” shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other substance, material or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated, controlled or governed by Environmental Laws, including without limitation, petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenlys, mercury, radon and radioactive materials.

“Regulation U” shall mean Regulation U, T, or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Relief Proceeding” shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any Debtor Relief Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

“Remedial Action” shall mean any investigation, identification, characterization, delineation, cleanup, removal, remediation, containment, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.

“Reportable Compliance Event” shall mean that any Covered Person becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or Anti-Corruption Law, or any predicate crime to any Anti-Terrorism Law or, in any material respect, any predicate crime to any Anti-Corruption Law, or has knowledge of facts or circumstances that any of its operations is likely to be in violation of any Anti-Terrorism Law or, in any material respect, in violation of any Anti-Corruption Law.

“Reportable Event” shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan, Multiple Employer Plan which is covered under Title IV of ERISA or subject to the minimum funding standards under Section 412 or 430 of the Code, or Multiemployer Plan.

“Required Lenders” shall mean Lenders (other than any Defaulting Lender) having more than 50% of the aggregate amount of the Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Commitments, the outstanding Loans of the Lenders (excluding any Defaulting Lender), provided that if there are two or more Lenders that are not Affiliates and not Defaulting Lenders, then the Required Lenders shall include at least two Lenders that are not Affiliates.

“Restricted Payment” shall mean any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock, or purchase, redemption or other acquisition for value of any shares of any class of capital stock or other securities or any warrants, rights or options to acquire any such shares or other securities, now or hereafter outstanding.

“Sanctioned Country” shall mean a country, region or territory subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by (A) the Office of Foreign Assets Control of the U.S. Department of the Treasury, U.S. Department of the Treasury or the U.S. Department of State, or (B) to the extent applicable to a Covered Person, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (ii) any Person operating, organized or resident in a Sanctioned County, (iii) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (i) or (ii), or (iv) any Person otherwise the subject of any Sanctions.

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (ii) to the extent applicable to a Covered Person, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” shall mean the United States Securities and Exchange Commission or any governmental agencies substituted therefor.

“SEC Filings” shall mean (i) as of the Effective Date, the Borrower’s Form 10-K filed with the SEC for the fiscal year ended September 30, 2018 and its Forms 10-Q filed with the SEC for the fiscal quarters ended December 31, 2018, March 31, 2019 and June 30, 2019, and each Form 8-K filed after June 30, 2019 and prior to the Effective Date, and (ii) as of the Closing Date, all of the documents listed in clause (i) of this definition, any Form 10-K or 10-Q filed after the Effective Date and on or before the Closing Date, and any Form 8-K filed since the date of the most recent Form 10-K or Form 10-Q and prior to the Closing Date.

“Seller” shall have the meaning specified in the statement of purpose.

“Senior Notes Issuance” shall mean the contemplated issuance by the Borrower of one or more series of senior unsecured notes or other debt securities in a public offering or in a Rule 144A or other private placement to provide funds to pay all or a portion of the cash consideration payable under the Acquisition Agreement, the fees and expenses incurred in connection with the Transactions and/or to refinance the Loans made hereunder.

“Significant Subsidiary” shall mean at any time (i) New Jersey Natural Gas, and (ii) any direct or indirect Subsidiary of the Borrower that meets any of the following conditions:

(a) the Borrower’s and its other Subsidiaries’ investments in and advances to such Subsidiary exceed 10% of the total assets of the Borrower and its consolidated Subsidiaries as of the end of the most recently completed fiscal year;

(b) the Borrower’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10% of the total assets of the Borrower and its consolidated Subsidiaries as of the end of the most recently completed fiscal year; or

(c) the Borrower’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of such Subsidiary exceeds 10% of such income of the Borrower and its consolidated Subsidiaries for the most recently completed fiscal year.

“Signing Date” shall mean September 3, 2019.

“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” shall mean, with respect to any Person on a particular date taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities as they mature in the normal course of business, (iv) such Person has not incurred debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition Agreement Representations” shall mean the representations and warranties made by or with respect to the Acquired Company and/or its Subsidiaries in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Buyer and its Affiliates have the right to terminate their obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach or inaccuracy of any such representation or warranty (in each case, determined without regard to any notice requirement).

“Specified Representations” shall mean the representations and warranties set forth in Sections 6.1.1 [Organization and Qualification], 6.1.3[Power and Authority], 6.1.4 [Validity and Binding Effect], 6.1.5 [No Conflict], 6.1.9 [Use of Proceeds; Margin Stock], 6.1.17 [Investment Companies; Regulated Entities], clause (ii) of 6.1.22 [Anti-Terrorism Laws; Anti-Corruption Laws] and 6.1.23 [Solvency].

“Subsidiary” of any Person at any time shall mean (i) any corporation or trust of which more than 50% (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which more than 50% of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which more than 50% of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled by such Person or one or more of such Person’s Subsidiaries.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge.

“Synthetic Lease” shall mean any lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, or appropriate successor thereto, and (ii) the lessee will be entitled to various tax benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Ticking Fee” shall have the meaning specified in Section 2.3 [Ticking Fee].

“Ticking Fee Payment Date” shall have the meaning specified in Section 2.3 [Ticking Fee].

“Transactions” shall mean the Acquisition, the execution, delivery and performance by the Borrower of this Agreement, the borrowing of the Loans hereunder, the other financing transactions related to the Acquisition and the payment of fees and expenses incurred in connection with the foregoing.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unregulated Subsidiary” shall mean any Subsidiary of the Borrower other than New Jersey Natural Gas.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 5.10.7 [Status of Lenders].

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Write-down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall constitute references to prevailing Eastern Standard time in New York, New York.

1.3 Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate) as in effect from time to time, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect from time to time, in each case applied on a basis consistent. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Historical Statements of the Borrower for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.4 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

2. TERM LOAN FACILITY

2.1 The Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to make a Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

2.2 Procedure for Advance of the Loans. The Borrower shall give the Administrative Agent an irrevocable Loan Request prior to 11:00 a.m. on the Closing Date requesting that the Lenders make the Loans as a Base Rate Tranche on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Loans as LIBOR Rate Tranches if either (x) the Effective Date shall have occurred as of the date of such request or (y) the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.11 [Indemnity]). Upon receipt of such Loan Request from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Not later than 1:00 p.m. on the Closing Date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Principal Office in immediately available funds, the amount of such Loan to be made by such Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Loans in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

2.3 Ticking Fee. The Borrower agrees to pay to the Arranger, for the account of each Lender (including Wells Fargo), a ticking fee (the “Ticking Fee”) at a rate per annum equal to 0.075% on the daily amount of such Lender’s Commitment hereunder, accruing from and including December 2, 2019 until the earlier to occur of (i) the Closing Date and (ii) the Commitment Termination Date (such earlier date, the “Ticking Fee Payment Date”). The Ticking Fee shall be fully earned and shall be due and payable in full on the Ticking Fee Payment Date (calculated on the basis of the actual number of days elapsed in a 360-day year).

2.4 Funding by Lenders; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of a Base Rate Tranche, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 [Procedure for Advance of the Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Tranches. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any prepayment by the Borrower that shall duplicate a payment by such Lender shall be promptly returned to the Borrower in immediately available funds or otherwise as shall be determined by the Borrower and Administrative Agent. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.5 Notes. Upon the request of any Lender, the Obligation of the Borrower to repay the aggregate unpaid principal amount of the Loans made to it by such Lender, together with interest thereon, shall be evidenced by a Note executed by the Borrower in favor of such Lender in a face amount equal to the Commitment of such Lender.

2.6 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower (i) finance, in part, the consideration for the Acquisition and (ii) pay fees, commissions and expenses in connection with the Transactions. The proceeds of the Loans shall not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person or in any other manner that would result in a violation of any Anti-Terrorism Law or, in any material respect, in violation of any Anti-Corruption Law by any Person (including any Person participating in the Loans, whether as Administrative Agent, Arranger, Lender, underwriter, advisor, investor, or otherwise).

2.7 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Ticking Fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.3 [Ticking Fees]; and

(ii) the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1 [Modifications, Amendments or Waivers]); provided, that this Section 2.7 shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

In the event that the Administrative Agent and the Borrower agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and on such date such Lender shall purchase at par such of the Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their original Commitments.

3. [RESERVED]

4. INTEREST RATES

4.1 Interest. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than ten (10) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all LIBOR Rate Tranches shall be converted immediately to a Base Rate Tranche, subject to the obligation of the Borrower to pay any indemnity under Section 5.11 [Indemnity] in connection with such conversion. If at any time the designated interest rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

4.1.1 Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Loans:

(i) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate as determined for each applicable Interest Period plus the Applicable Margin; provided that the LIBOR Rate Option shall not be available until three (3) Business Days after the Effective Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.11.

4.1.2 Amount of LIBOR Rate Tranche. Each LIBOR Rate Tranche shall be in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof.

4.2 Interest Periods. At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

4.2.1 [Reserved].

4.2.2 Renewals. In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3 Interest After Default. To the extent permitted by Law, upon the occurrence and during the continuance of an Event of Default under Section 9.1.1 or 9.1.14, or at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Tranches, (B) all outstanding LIBOR Rate Tranches shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Tranches until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Tranches, (C) all outstanding Base Rate Tranches and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to the Base Rate Tranche or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

4.4 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1 Circumstances Affecting LIBOR Rate Availability. Subject to Section 4.6 [Effect of Benchmark Transition Event], in connection with any request for a LIBOR Rate Tranche or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Tranche or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Tranches and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Tranche shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Tranche together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Tranche; or (B) convert the then outstanding principal amount of each such LIBOR Rate Tranche to a Base Rate Tranche as of the last day of such Interest Period.

4.4.2 Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders with any request or directive (whether or not having the force of law) of any such Official Body, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders to honor its obligations hereunder to make or maintain any LIBOR Rate Tranche, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Tranches, and the right of the Borrower to convert any Loan to a LIBOR Rate Tranche or continue any Loan as a LIBOR Rate Tranche shall be suspended and thereafter the Borrower may select only Base Rate Tranches and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Tranche to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Tranche for the remainder of such Interest Period.

4.5 Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of LIBOR Rate Tranches at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.1.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period.

4.6 Effect of Benchmark Transition Event.

4.6.1 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 4.6 will occur prior to the applicable Benchmark Transition Start Date.

4.6.2 Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

4.6.3 Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 4.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.6.

4.6.4 Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Rate Tranche of, conversion to or continuation of LIBOR Rate Tranches to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to a Base Rate Tranche. During any Benchmark Unavailability Period, the component of the Base Rate based upon LIBOR will not be used in any determination of the Base Rate.

5. PAYMENTS

5.1 Payments. All payments and prepayments to be made in respect of principal of or interest on the Loans, the Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the ratable accounts of the Lenders entitled to such payments in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to such Lenders in immediately available funds. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Section 5.13.1 [Replacement of a Lender], Section 5.9 [Increased Costs], Section 5.10 [Taxes], Section 5.11 [Indemnity] or Section 11.3 [Expenses; Indemnity; Damage Waiver] shall be paid to the Administrative Agent for the account of the applicable Lender. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.

5.2 Pro Rata Treatment of Lenders. Each selection of, conversion to or renewal of any Interest Rate Option shall be allocated ratably among the Loans of each Lender, and each payment or prepayment by the Borrower with respect to any principal of or interest on the Loans or any fee or other amounts payable to the Lenders shall (except as otherwise may be provided with respect to a Defaulting Lender and except for any amount payable pursuant to Section 5.13.1 [Replacement of a Lender], Section 5.9 [Increased Costs], Section 5.10 [Taxes], Section 5.11 [Indemnity] or Section 11.3 [Expenses; Indemnity; Damage Waiver]) be payable ratably among the Lenders entitled to such payment, as set forth in this Agreement.

5.3 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii) the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.4 Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5 Interest Payment Dates. Interest on the Base Rate Tranche shall be due and payable in arrears on each Payment Date. Interest on LIBOR Rate Tranches shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon acceleration or otherwise).

5.6 Prepayment and Repayment of the Loans.

5.6.1 Voluntary Prepayments. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.13.1 [Replacement of a Lender] below, in Section 5.9 [Increased Costs] and Section 5.11 [Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Loans, setting forth the following information:

(i) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii) a statement indicating the application of the prepayment between the Loans;

(iii) the total principal amount of such prepayment which, with respect to the Base Rate Tranche, shall not be less than $500,000 unless such repayment is of the total amount of the Base Rate Tranche outstanding; and

(iv) the total principal amount of such prepayment, which, with respect to LIBOR Rate Tranches, shall not be less than $1,000,000 unless such repayment is of the total amount of LIBOR Rate Tranches outstanding.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice under this Section 5.6.1 is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Notwithstanding the foregoing, any prepayment notice delivered in connection with any Disposition, Equity Issuance or Debt Issuance, may be, if expressly so stated to be, contingent upon the consummation of such Disposition, Equity Issuance or Debt Issuance and may be revoked by the Borrower in the event such Disposition, Equity Issuance or Debt Issuance is not consummated. If the Borrower prepays any Loans under this Section 5.6.1 but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to the Base Rate Tranche and second to the LIBOR Rate Tranches.

5.6.2 Mandatory Prepayments. (a) In the event and on each occasion that, after the making of the Loans hereunder on the Closing Date, any Net Cash Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries (as applicable) in respect of any Commitment Reduction/Prepayment Event, (i) the Borrower shall, within three Business Days following the day of such receipt, deliver to the Administrative Agent a notice thereof setting forth the nature of such Commitment Reduction/Prepayment Event and the amount of such Net Cash Proceeds (together with a reasonably detailed calculation thereof) and (ii) within three Business Days after such Net Cash Proceeds are received, the Borrower shall prepay the Loans in an amount equal to such Net Cash Proceeds (or, if less, an amount equal to the aggregate amount of the Loans then outstanding); provided that in the case of any Commitment Reduction/Prepayment Event described in clause (c) or clause (d) of the definition of such term, (x) (A) no proceeds realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such proceeds shall exceed $10,000,000 and (B) no proceeds in respect of Commitment Reduction/Prepayment Events described in such clauses of the definition thereof shall constitute Net Cash Proceeds until the aggregate amount of all such proceeds since the Signing Date, without giving effect to clause (x)(A) above, shall exceed $25,000,000, (y) if the Borrower shall, in such notice to the Administrative Agent, state that the Borrower intends to cause such Net Cash Proceeds from such Commitment Reduction/Prepayment Event (or a portion thereof specified in such notice) to be applied, or committed to be applied, within 365 days after receipt of such Net Cash Proceeds to acquire, construct, improve, upgrade or repair assets (other than cash or cash equivalents) to be used in the business of the Borrower and its Subsidiaries, or to consummate any business acquisition by the Borrower or any of its Subsidiaries, then the amount of the prepayment required to be made under this Section 5.6.2 on account of such Commitment Reduction/Prepayment Event shall be reduced by the amount of the Net Cash Proceeds specified by the Borrower in such notice as intended to be so reinvested, and (z) to the extent that any proceeds from a Commitment Reduction/Prepayment Event described in clause (c) or clause (d) of the definition of such term attributable to a Subsidiary of the Borrower that would be required to be prepaid under this Section 5.6.2 would be prohibited or restricted under applicable Law or any third-party agreement from being distributed or dividended to the Borrower (or the applicable Subsidiary’s parent company), then such proceeds shall not constitute Net Cash Proceeds. Upon receipt of a notice of prepayment pursuant to this Section 5.6.2, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment, and such notice shall not thereafter be revocable by the Borrower. Notwithstanding the foregoing, any such notice delivered prior to the closing of any such Commitment Reduction/Prepayment Event may be contingent upon the consummation of such Commitment Reduction/Prepayment Event and may be revoked by the Borrower in the event such Commitment Reduction/Prepayment Event is not consummated.

5.6.3 Prepayment of LIBOR Rate Tranches. Each prepayment of the Loans shall be accompanied by an amount required to be paid pursuant to Section 5.11 [Indemnity].

5.6.4 Repayment of the Loans. If not sooner paid, the Loans shall be paid in full, together with accrued interest thereon, on the Maturity Date.

5.7 Termination or Reduction of Commitments.

5.7.1 Termination of the Commitments. Unless previously terminated, the Commitment of each Lender shall terminate upon the earlier of (A) the borrowing of the Loans in accordance with Section 2.1 [The Loans] and (B) the Commitment Termination Date.

5.7.2 Voluntary Commitment Reduction. The Borrower shall have the right, upon not less than five (5) Business Days’ written irrevocable notice to the Administrative Agent, to terminate the Commitments or, from time to time, to permanently reduce the amount of the Commitments, which notice shall specify the date and amount of any such reduction and otherwise be substantially in the form of Exhibit 5.7 (a “Commitment Reduction Notice”). Any such reduction shall be in a minimum amount equal to $5,000,000 or an integral multiple thereof, unless the Commitments are reduced to zero and this Agreement is terminated. Each reduction of Commitments shall ratably reduce the Commitments of the Lenders.

5.7.3 Mandatory Commitment Reduction. In the event and on each occasion that, prior to the termination of the Commitments in accordance with Section 5.7.1 [Termination of the Commitments] or 5.7.2 [Voluntary Commitment Reduction], any Net Cash Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries (as applicable) in respect of any Commitment Reduction/Prepayment Event, (i) the Borrower shall, within three Business Days following the day of such receipt, deliver to the Administrative Agent a notice thereof setting forth the nature of such Commitment Reduction/Prepayment Event and the amount of such Net Cash Proceeds (together with a reasonably detailed calculation thereof), and (ii) the Commitments will be automatically and permanently reduced ratably by the amount of such Net Cash Proceeds (or, if less, by the aggregate amount of the Commitments then in effect), such reduction to be effective on the day on which such Net Cash Proceeds are received; provided, that in the case of any Commitment Reduction/Prepayment Event described in clause (c) or (d) of the definition of such term, (x) (A) no proceeds realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such proceeds shall exceed $10,000,000 and (B) no proceeds in respect of Commitment Reduction/Prepayment Events described in such clause of the definition thereof shall constitute Net Cash Proceeds until the aggregate amount of all such proceeds since the Signing Date, without giving effect to clause (x)(A) above, shall exceed $25,000,000, (y) if the Borrower shall, in such notice to the Administrative Agent, state that the Borrower intends to cause the Net Cash Proceeds from such Commitment Reduction/Prepayment Event (or a portion thereof specified in such notice) to be applied, or committed to be applied, within 180 days after receipt of such Net Cash Proceeds to acquire, construct, improve, upgrade or repair assets (other than cash or cash equivalents) to be used in the business of the Borrower and its Subsidiaries, or to consummate any business acquisition by the Borrower or any of its Subsidiaries, then the amount of the reduction of the Commitments under this Section 5.7.3 on account of such Commitment Reduction/Prepayment Event shall be reduced by the amount of the Net Cash Proceeds specified by the Borrower in such notice as intended to be so reinvested; and (z) to the extent that any proceeds from a Commitment Reduction/Prepayment Event described in clause (c) or clause (d) of the definition of such term attributable to a Subsidiary of the Borrower that would be required to be applied to reduce the Commitments under this Section 5.7.3 would be prohibited or restricted under applicable Law or any third-party agreement from being distributed or dividended to the Borrower (or the applicable Subsidiary’s parent company), then such proceeds shall not constitute Net Cash Proceeds.

5.8 Interbank Market Presumption. Except as otherwise expressly provided herein, for all purposes of this Agreement and the other Loan Documents with respect to any aspects of the LIBOR Rate or any LIBOR Rate Tranche, each Lender and Administrative Agent shall be presumed to have obtained rates, funding, currencies, deposits, and the like in the London interbank market regardless whether it did so or not; and, each Lender’s and the Administrative Agent’s determination of amounts payable under, and actions required or authorized by, Sections 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and 5.9 [Increased Costs] shall be calculated, at each Lender’s and Administrative Agent’s option, as though each Lender funded its pro rata share of each Borrowing Tranche of LIBOR Rate Tranches through the purchase of deposits of the types and maturities corresponding to the deposits used as a reference in accordance with the terms hereof in determining the LIBOR Rate applicable to such Loans, whether in fact that is the case.

5.9 Increased Costs.

5.9.1 Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

5.9.2 Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

5.9.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 5.9.1 [Increased Costs Generally] or 5.9.2 [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.9.4 Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.10 Taxes.

5.10.1 Defined Terms. For purposes of this Section 5.10, the term “applicable Law” includes FATCA.

5.10.2 Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.10 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.10.3 Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

5.10.4 Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.10 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.10.5 Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.10.5 [Indemnification by the Lenders].

5.10.6 Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.10 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.10.7 Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.10.7(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(1) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.10.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS For W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.10.7(B) or Exhibit 5.10.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.10.7(D) on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

5.10.8 Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.10 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.10 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.10 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.10.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.10.8 [Treatment of Certain Refunds], in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.10.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.10.9 Survival. Each party’s obligations under this Section 5.10 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.11 Indemnity. In addition to the compensation or payments required by Section 5.9 [Increased Costs] or Section 5.10 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained but excluding any loss of the Applicable Margin) which such Lender sustains or incurs as a consequence of any:

(i) payment, prepayment, conversion or renewal of any LIBOR Rate Tranche on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or

(ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests for a LIBOR Rate Tranche, whether under Section 2.2 [Procedure for Advance of The Loan] or Section 4.1.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Prepayments of the Loans].

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.12 [Reserved].

5.13 Mitigation Obligations; Replacement of a Lender.

5.13.1 Replacement of a Lender. In the event any Lender (i) requests compensation under Section 5.9 [Increased Costs], or requires the Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.10 [Taxes] and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.13.2 [Designation of a Different Lending Office], (ii) is a Defaulting Lender, or (iii) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.9 [Increased Costs] or 5.10 [Taxes]) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.11 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.9.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.10 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Law; and

(v) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

5.13.2 Designation of a Different Lending Office. If any Lender requests compensation under Section 5.9 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.10 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.9 [Increased Costs] or Section 5.10 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

6. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders, on and as of the Effective Date and the Closing Date, both immediately before and immediately after giving effect to the Transactions to occur on the Closing Date, as follows:

6.1.1 Organization and Qualification. Each Loan Party and each Significant Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Significant Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Significant Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the failure to be so licensed or qualified could reasonably be expected to result in a Material Adverse Change.

6.1.2 Subsidiaries. Schedule 6.1.2 states as of the Effective Date the name of each of the Borrower’s Subsidiaries, each such Subsidiary’s jurisdiction of incorporation or formation, percentage of ownership, equity interest owner, and if such Subsidiary is a Significant Subsidiary, Inactive Subsidiary, Project Subsidiary and/or a Subsidiary that is a Regulated Entity. Each of the Loan Parties own the equity interests in each of such Subsidiaries it purports to own, free and clear in each case of any Lien.

6.1.3 Power and Authority. Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

6.1.4 Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

6.1.5 No Conflict. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens that may be granted under the Loan Documents), in each case, which could reasonably be expected to result in a Material Adverse Change.

6.1.6 Litigation. Except as set forth in the SEC Filings, there are no actions, suits, proceedings or investigations (other than Environmental Complaints which are specifically addressed in Section 6.1.19 [Environmental Matters]) pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate could reasonably be expected to result in a Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in any Material Adverse Change.

6.1.7 Title to Properties. Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens (other than Environmental Complaints which are specifically addressed in Section 6.1.19 [Environmental Matters]) except Permitted Liens, and subject to the terms and conditions of the applicable leases, except where the failure to hold such properties, assets and other rights subject to such terms and conditions could reasonably be expected to result in a Material Adverse Change. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby to the extent that the failure of such leases to be in full force or effect or have obtained any such consent could reasonably be expected to result in a Material Adverse Change.

6.1.8 Historical Statements; No Material Adverse Change.

6.1.8.1 Historical Statements.

(a) The Borrower has delivered to the Administrative Agent copies of (i) with respect to the Borrower and its Subsidiaries, (x) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date and (y) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 40 days prior to the Closing Date (the financial statements described in clause (i), collectively, the “Borrower Historical Statements”) and (ii) with respect to the Acquired Company and its subsidiaries, (x) the audited consolidated balance sheet as of December 31, 2018, together with the related consolidated statements of income, members’ equity and cash flows for the period then ended, and (y) the unaudited consolidated balance sheet as of June 30, 2019, together related consolidated statements of operations, members’ equity and cash flows for the six-month period then ended (the financial statements described in clause (ii), collectively, the “Acquired Company Historical Statements” and together with the Borrower Historical Statements, the “Historical Statements”).

(b) The Borrower Historical Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the Borrower or the Acquired Company, as applicable, and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, required to be reflected on such Historical Statements under GAAP.

6.1.8.2 No Material Adverse Change. Since September 30, 2018, no Material Adverse Change has occurred with respect to the Borrower and its Subsidiaries.

6.1.9 Use of Proceeds; Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U) in violation or Regulations U. No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any other purpose, in each case in violation of the provisions of the regulations of the Board of Governors of the Federal Reserve System. Margin stock does not, and will not, constitute, more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries.

6.1.10 Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, together with the information contained in the SEC Filings, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not materially misleading.

6.1.11 Taxes. All federal, state and material local and other Tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all Taxes which have or may become due pursuant to said returns or to assessments received, except to the extent that (i) such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions if any, as shall be required by GAAP, shall have been made, or (ii) the failure to so pay or so contest such Taxes could not reasonably be expected to result in a Material Adverse Change.

6.1.12 Consents and Approvals. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement as a condition to the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party.

6.1.13 No Event of Default; Compliance With Instruments. No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation could reasonably be expected to result in a Material Adverse Change.

6.1.14 Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or has the contractual right to use all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights reasonably necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, except where the failure to do so could not reasonably be expected to have a Material Adverse Change.

6.1.15 [Reserved].

6.1.16 Compliance With Laws. The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.19 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.1.17 Investment Companies; Regulated Entities. None of the Loan Parties or any Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control”. None of the Loan Parties are subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

6.1.18 Plans and Benefit Arrangements.

(i) The Borrower and each other member of the ERISA Group are in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans, Multiple Employer Plans and Multiemployer Plans except where any instance of noncompliance could not reasonably be expected to result in a Material Adverse Change. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, in either case which could reasonably be expected to result in a Material Adverse Change. The Borrower and all other members of the ERISA Group have made when due any and all material payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto except for any failure that could not reasonably be expected to result in a Material Adverse Change. With respect to each Plan and Multiple Employer Plan, the Borrower and each other member of the ERISA Group (a) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (b) have not incurred any material liability to the PBGC which has not been paid in the ordinary course, and (c) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA, except for any failure under (a), (b) or (c) that could not reasonably be expected to result in a Material Adverse Change. All Plans, Benefit Arrangements and, to the best knowledge of Borrower, Multiple Employer Plans and Multiemployer Plans have been administered in all material respects in accordance with their terms and applicable Law except for any failure that could not reasonably be expected to result in a Material Adverse Change.

(ii) No event requiring notice to the PBGC under Section 303(k)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan except for any failure that could not reasonably be expected to result in a Material Adverse Change.

(iii) Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan which could reasonably be expected to result in a Material Adverse Change. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA which, in either case, could reasonably be expected to result in a Material Adverse Change.

6.1.19 Environmental Matters. Except as set forth in the SEC Filings, none of the Loan Parties or any Subsidiaries of any Loan Party has received any Environmental Complaint which could reasonably be expected to result in a Material Adverse Change. There are no pending or, to any Loan Party’s knowledge, threatened Environmental Complaints relating to any Loan Party or Subsidiary of any Loan Party or any of the Properties or, to any Loan Party’s knowledge, any prior owner, operator or occupant of any of the Properties pertaining to, or arising out of, any Contamination or violations of Environmental Laws or Environmental Permits which could reasonably be expected to result in a Material Adverse Change. The Loan Parties and their Subsidiaries are in compliance with all applicable Environmental Laws in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is doing business except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. The Loan Parties and their Subsidiaries hold and are operating in compliance with Environmental Permits, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.1.20 Senior Debt Status. The Obligations of each Loan Party under this Agreement, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Unregulated Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

6.1.21 Permitted Related Business Opportunities. The information set forth on Schedule 6.1.21 is true, complete and correct in all material respects and sets forth a list of the Investments in Permitted Related Business Opportunities by the Loan Parties and their Subsidiaries as of the Effective Date and includes, without limitation, the amount and nature of each such Investment, a description of the activities engaged in by the Loan Parties and their Subsidiaries in connection with such Investment, and a description of the activities engaged in by the Person in which the Investment has been made.

6.1.22 Anti-Terrorism Laws; Anti-Corruption Laws.

(i) (a) No Covered Person is a Sanctioned Person, (b) no Covered Person, either in its own right or through any third party, (x) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (y) does business in or with, or to the Borrower’s knowledge derives any of its income from, investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (z) engages in any dealings or transactions prohibited by any Anti-Terrorism Law, (c) the Borrower has in effect a Code of Conduct designed to promote compliance by the Covered Entities with Anti-Terrorism Laws and applicable Sanctions and, in all material respects, with Anti-Corruption Laws, and (d) the Borrower, each Subsidiary of the Borrower, each of their respective directors and officers and, to the knowledge of the Borrower, the employees and agents of the Borrower and its Subsidiaries, are in compliance in all material respects with Anti-Corruption Laws.

(ii) No proceeds of any Loans have been or will be used in violation of the last sentence of Section 2.6 [Use of Proceeds].

6.1.23 Solvency. On the Closing Date and after giving effect to the Transactions, the Loan Parties and their Subsidiaries, on a consolidated basis, are Solvent.

6.1.24 Beneficial Ownership Exemption. The Borrower is exempt from the “legal entity customer” definition under 31 C.F.R. §1010.230(e)(2) with respect to beneficial ownership certification.

6.1.25 No EEA Financial Institution. No Loan Party is an EEA Financial Institution.

7. CONDITIONS OF EFFECTIVENESS AND CLOSING

7.1 Conditions to Effective Date. This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 11.1 [Modifications, Amendments or Waivers]):

7.1.1 Executed Loan Documents. This Agreement, a Note in favor of each Lender requesting a Note, the Guaranty Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto.

7.1.2 Secretary’s Certificate. There shall be delivered to the Administrative Agent for the benefit of each Lender a certificate dated the Effective Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties (or an Authorized Officer if there is no Secretary or Assistant Secretary of any such Loan Party), certifying as appropriate as to:

(i) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents;

(ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Administrative Agent and each Lender may conclusively rely; and

(iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Effective Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business.

7.1.3 USA Patriot Act, Etc. The Administrative Agent and each Lender requesting the same shall have received, at least 5 Business Days prior to the Effective Date, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, that has been requested at least 10 Business Days prior to the Effective Date and (ii) to extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

7.1.4 Payment of Fees. All fees and expenses due to the Arranger, the Administrative Agent and the Lenders required to be paid on the Effective Date (including the fees and expenses of counsel for the Arranger and the Administrative Agent) shall have been paid.

7.2 Conditions to Closing Date. The obligation of the Lenders to make the Loans hereunder on the Closing Date is subject to satisfaction (or waived in accordance with Section 11.1 [Modifications, Amendments or Waivers]) of each of the following conditions:

7.2.1 Effective Date. The Effective Date shall have occurred or shall occur substantially simultaneously with the Closing Date.

7.2.2 Loan Request. The Administrative Agent shall have received a Loan Request in accordance with the requirements of this Agreement.

7.2.3 Opinions of Counsel. The Administrative Agent and the Arranger shall have received a written opinion of (a) Troutman Sanders LLP, counsel for the Loan Parties (who may rely on the opinions of such other counsel and certificates of the Borrower’s in-house counsel as may be reasonably acceptable to the Administrative Agent), dated the Closing Date, and (b) Alex Gonzalez, in-house counsel for the Loan Parties, in his capacity as Assistant General Counsel of NJR Service Corporation, dated the Closing Date, in each case, addressed to the Administrative Agent and the Lenders, covering such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request and expressly permitting reliance by the successors and permitted assigns of each of the Administrative Agent and the Lenders.

7.2.4 Officer’s Certificate. The Administrative Agent and the Arranger shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer, President, Chief Financial Officer, Treasurer or other Authorized Officer of the Borrower, certifying as to compliance with the conditions set forth in Sections 7.2.6, 7.2.12 and 7.2.12.

7.2.5 No Material Adverse Effect. Since June 30, 2019, (i) the Acquired Company and its Subsidiaries have conducted the Business (as defined in the Acquisition Agreement) in the ordinary course of business, (ii) no change, event, circumstances, development or occurrence has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement), (iii) the Assets (as defined in the Acquisition Agreement) have not suffered an Event of Loss or Taking (as such terms are defined in the Acquisition Agreement) and (iv) neither the Acquired Company nor any Subsidiary thereof has taken any action described in Section 6.01 of the Acquisition Agreement, or failed to take any action described in Section 6.01 of the Acquisition Agreement that, if taken, of failed to be taken, after the Effective Date (as defined in the Acquisition Agreement) and prior to the Closing Date (as defined in the Acquisition Agreement) without the prior written consent of the Buyer, would breach or violate Section 6.01 of the Acquisition Agreement.

7.2.6 Acquisition. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, true and correct fully-executed copies of documentation for the Acquisition and other aspects of the Transactions, including the Acquisition Agreement. The Acquisition and the other Transactions shall be consummated substantially concurrently with the funding of the Loans hereunder in accordance with applicable law without giving effect to any waiver, modifications or consent thereunder that is materially adverse to the interests of the Lenders (as reasonably determined by the Arranger), it being understood that, without limitation, any change in the amount or form of the purchase price, the third party beneficiary rights applicable to the Arranger and the Lenders or the governing law shall be deemed to be materially adverse to the interests of the Lenders) unless approved by the Arranger.

7.2.7 Financial Statements. The Arranger shall have received (i) the Historical Financials, (ii) projections prepared by management of the Borrower and its subsidiaries, in form and substance reasonably satisfactory to the Arranger (and which will not be inconsistent with information provided to the Arranger prior to the delivery of the Commitment Letter) and (iii) such other pro forma financial information as may be reasonably requested by the Arranger.

7.2.8 Solvency Certificate. The Arranger shall have received a certificate from the chief financial officer of the Borrower (in form and substance reasonably satisfactory to the Administrative Agent and the Arranger) certifying that, after giving pro forma effect to each element of the Transactions, the Borrower and its Subsidiaries (on a consolidated basis) are solvent.

7.2.9 Payment of Fees. All fees and expenses due to the Arranger, the Administrative Agent and the Lenders required to be paid on the Closing Date (including the fees and expenses of counsel for the Arranger and the Administrative Agent) shall have been paid.

7.2.10 Investment Bank. An investment bank satisfactory to the Arranger shall have been engaged to publicly sell or privately place the Notes and the Equity (as such terms are defined in the Commitment Letter).

7.2.11 Representations and Warranties. The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects (or if qualified by materiality or material adverse effect or material adverse change, in all respects) as of the Closing Date.

7.2.12 No Default. No Event of Default or Potential Default shall have occurred and be continuing or shall exist under Section 9.1.1 [Payments Under Loan Documents] or 9.1.14 [Relief Proceedings].

8. COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:

8.1 Affirmative Covenants.

8.1.1 Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Significant Subsidiaries to, maintain its legal existence and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except (i) where the lack of legal existence of any Subsidiary or the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Change, or (ii) as otherwise expressly permitted in Section 8.2.5 [Liquidations, Mergers, Etc.] or Section 8.2.6 [Dispositions of Assets or Subsidiaries].

8.1.2 Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all Taxes upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such Taxes are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which could reasonably be expected to result in a Material Adverse Change.

8.1.3 Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.

8.1.4 Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof (except for asset dispositions not restricted under Section 8.2.6 [Dispositions of Assets and Subsidiaries]).

8.1.5 Maintenance of Patents, Trademarks, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same could constitute a Material Adverse Change.

8.1.6 Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection, and, except after the occurrence and during the continuation of an Event of Default, any such visit or inspection shall occur during regular business hours. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent, and except after the occurrence and during the continuation of an Event of Default, any such audit (whether by the Administrative Agent or any Lender) shall be at the sole cost and expense of the Administrative Agent or such Lender, as the case may be.

8.1.7 Keeping of Records and Books of Account. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.8 Plans and Benefit Arrangements. The Borrower shall, and shall cause each of its Subsidiaries and each other member of the ERISA Group to, comply with ERISA, the Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any of its Subsidiaries and any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans, except where any such failure, alone or in conjunction with any other failure, could not reasonably be expected to result in a Material Adverse Change.

8.1.9 Compliance With Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all material respects, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, costs associated with the performance of any Remedial Actions, other similar liabilities or injunctive relief which in the aggregate could not reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, obtain, maintain, renew and comply with all Environmental Permits applicable to their respective operations and activities, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to do so would not result in cease and desist orders or fines, penalties or other similar liabilities or injunctive relief which in the aggregate could not reasonably be expected to result in a Material Adverse Change.

8.1.10 Use of Proceeds. The Loan Parties will use the proceeds of the Loans in accordance with Section 2.6 [Use of Proceeds].

8.1.11 Additional NJR Note Agreements Covenants. In the event that the Borrower shall amend any of the NJR Note Agreements, or shall enter into a new, similar agreement providing for the issuance of privately placed notes, which include one or more negative or financial covenants in addition to those contained in the NJR Note Agreements on the date hereof, then the Borrower shall offer to the Lenders to amend this Agreement to include such additional negative or financial covenant or covenants in this Agreement pursuant to an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower. In such event, the Borrower promptly, upon acceptance of any offer referred to in the preceding sentence, shall execute and deliver at its expense an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower evidencing the amendment of this Agreement to include such additional covenant or covenants (any such additional covenant(s) so included in this Agreement being called an “Incorporated Covenant(s)”). In the event that at any time and from time to time after the execution of such an amendment with respect to any Incorporated Covenant, the applicable NJR Note Agreement or other similar agreement shall no longer include such Incorporated Covenant, then upon notice by the Borrower to the Administrative Agent, the Administrative Agent and the Lenders shall execute and deliver to the Borrower, at the Borrower’s expense, an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower evidencing the amendment of this Agreement to delete such Incorporated Covenant from this Agreement.

8.1.12 Anti-Terrorism Laws and Anti-Corruption Laws. (i) No Covered Person will become a Sanctioned Person, (ii) no Covered Person, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, or (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law, (iii) the Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event, and (iv) none of the Borrower, any of its Subsidiaries, any of their respective directors or officers or, to the knowledge of the Borrower, any employee or agent of the Borrower or its Subsidiaries, shall engage in any material dealings or transactions prohibited by any Anti-Corruption Law.

8.1.13 Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.1.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.1.13, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.1.13 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 8.1.13 constitute, and this Section 8.1.13 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

8.1.14 Additional Information. Each Loan Party shall provide to the Administrative Agent and the Lenders such information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent and such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer”, “beneficial ownership” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

8.1.15 Joinder of Guarantors. Any Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to Section 8.2.8 [Subsidiaries] shall (i) execute and deliver to the Administrative Agent a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and (ii) execute and deliver to the Administrative Agent documents in the forms described in Section 7.1.2 [Secretary’s Certificate] modified as appropriate to relate to such Subsidiary and (iii) satisfy such other requirements as reasonably requested by the Administrative Agent. The Loan Parties shall deliver such Guarantor Joinder and related documents to the Administrative Agent within fifteen (15) Business Days after the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation, or other applicable date of first existing as a Subsidiary.

8.2 Negative Covenants.

8.2.1 Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Indebtedness under the Existing Revolving Credit Documents and other Indebtedness existing as of the Effective Date and set forth on Schedule 8.2.1 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(iii) Indebtedness among Loan Parties, or among Unregulated Subsidiaries that are not Loan Parties;

(iv) Indebtedness among the Borrower and its Unregulated Subsidiaries that are not Loan Parties resulting from customary cash management pooling or other similar arrangements in the ordinary course of business;

(v) Indebtedness in respect of capitalized leases or which is secured by Purchase Money Security Interests not to exceed at any time outstanding in the aggregate for the Loan Parties and their Unregulated Subsidiaries $175,000,000; provided that at the time of the incurrence of such Indebtedness, the Borrower is in compliance with Section 8.2.16 [Maximum Leverage Ratio] both before and after such incurrence;

(vi) Indebtedness arising under any Permitted Commodity Hedging Transaction or any other Hedging Transaction entered into by the Borrower or any of its Unregulated Subsidiaries; provided that such obligations are (or were) entered into by such Person for the purpose of mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person (in the case of Hedging Transactions with respect to commodities, in accordance with the definition of Permitted Commodity Hedging Transaction), and not for speculative purposes;

(vii) Indebtedness of an Acquired Person which (x) existed prior to the consummation of the Permitted Acquisition in connection with which such Acquired Person was acquired by a Loan Party or Unregulated Subsidiary, as applicable, and (y) was not incurred in contemplation of or in connection with such Permitted Acquisition; provided that at the time of the incurrence of such Indebtedness, the Borrower is in compliance with Section 8.2.16 [Maximum Leverage Ratio] both before and after such incurrence;

(viii) Indebtedness incurred by Project Subsidiaries; and

(ix) additional Indebtedness (including Guaranties) of the Loan Parties or their Subsidiaries incurred after the Effective Date, in each case including any amendments, extensions, renewals or refinancings thereof that do not increase the amount of such Indebtedness other than by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred; provided that at the time of the incurrence of such Indebtedness, the Borrower is in compliance with Section 8.2.16 [Maximum Leverage Ratio] both before and after such incurrence.

8.2.2 Liens. Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries (other than Project Subsidiaries) to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens and extensions or renewals of Permitted Liens; provided in each case that the Indebtedness secured thereby is not restricted under Section 8.2.1 [Indebtedness].

8.2.3 [Reserved].

8.2.4 Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries to, at any time make or suffer to remain outstanding any Investment, except:

(i) Permitted Investments;

(ii) Investments in Loan Parties;

(iii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iv) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(v) Investments consisting of the indorsement by the Borrower or any Subsidiary of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;

(vi) Investments also constituting (a) Indebtedness permitted under Section 8.2.1 [Indebtedness], (b) the Acquisition and any Permitted Acquisitions permitted under Section 8.2.5 [Liquidations, Consolidations, Mergers, Acquisitions], (c) Restricted Payments permitted under Section 8.2.13 [Restricted Payments], or (d) off-balance sheet financings permitted under Section 8.2.14 [Off-Balance Sheet Financings];

(vii) Investments in the form of joint ventures engaged in a Permitted Business disclosed on Schedule 6.1.2 [Subsidiaries and Joint Ventures], subject to compliance with Section 8.2.8 [Subsidiaries];

(viii) Investments in treasury stock of the Borrower; and

(ix) other Investments; provided that at the time of the making of such Investment, the Borrower is in compliance with Section 8.2.16 [Maximum Leverage Ratio] both before and after the making of such Investment.

8.2.5 Liquidations, Mergers, Consolidations, Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that:

(i) any Loan Party other than the Borrower may consolidate or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties,

(ii) any Unregulated Subsidiary of the Borrower that is not a Loan Party may dissolve, liquidate or wind-up its affairs or may consolidate or merge into the Borrower or any other Unregulated Subsidiary of the Borrower, provided that if any such merger or consolidation is with a Loan Party, the entity surviving or resulting from such merger or consolidation shall be a Loan Party,

(iii) any Loan Party or any Subsidiary of a Loan Party may acquire, whether by purchase or by merger, (a) all of the ownership interests of another Person or (b) substantially all of assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that each of the following requirements is met:

(1) if the Loan Parties are acquiring the ownership interests in such Person, such Person shall, if required to be a Guarantor under Section 8.2.8 [Subsidiaries], execute a Guarantor Joinder and join this Agreement as a Guarantor in accordance with Section 8.1.15 [Joinder of Guarantors];

(2) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition;

(3) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be engaged in a Permitted Business;

(4) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition, including without limitation pro forma compliance with Section 8.2.16 [Maximum Leverage Ratio]; and

(5) promptly upon written request therefor by the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent copies of any agreements entered into or proposed to be entered into by such Loan Parties in connection with a Permitted Acquisition and such other information about the target thereof as the Administrative Agent may reasonably request; and

(iv) the Buyer may consummate the Acquisition on the Closing Date.

8.2.6 Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including without limitation any sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests) (collectively, any such transaction, a “Disposition”), except:

(i) Dispositions involving the sale of inventory or investments in the ordinary course of business or the lease or license of goods or intellectual property in the ordinary course of business;

(ii) any Disposition of assets (including without limitation intellectual property) in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Unregulated Subsidiary’s business;

(iii) Dispositions (a) by a Subsidiary that is not a Loan Party to a Loan Party, (b) among Loan Parties, or (c) among Subsidiaries that are not Loan Parties;

(iv) any Disposition of assets in the ordinary course of business which are replaced by substitute assets acquired or leased;

(v) the issuance of shares of capital stock of the Borrower, and the issuance of shares of capital stock of (a) a Subsidiary that is not a Loan Party to a Loan Party, (b) among Loan Parties, or (c) among Subsidiaries that are not Loan Parties;

(vi) any Disposition of assets or capital stock of any Inactive Subsidiary of the Borrower;

(vii) Dispositions also constituting (a) Investments permitted under Section 8.2.4 [Loans or Investments], (b) Restricted Payments permitted under Section 8.2.13 [Restricted Payments], or (c) transactions permitted under clauses (i) or (ii) of Section 8.2.5 [Liquidations, Mergers, Consolidations, Acquisitions];

(viii) any Disposition of assets or capital stock of any Project Subsidiary, provided that (a) the Loan Parties are simultaneously released from any recourse Indebtedness related to such Project Subsidiary, and (b) the Borrower is in compliance with Section 8.2.16 [Maximum Leverage Ratio] both before and after such Disposition;

(ix) any Permitted Wind/Solar Transaction, so long as the Borrower is in compliance with Section 8.2.16 [Maximum Leverage Ratio] both before and after such transaction, or any other off-balance sheet financing permitted by Section 8.2.14 [Off-Balance Sheet Financing]; and

(x) any other Disposition of assets by any Loan Party or any Unregulated Subsidiary of a Loan Party, provided that (a) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, and (b) the aggregate net book value of all assets so sold by the Loan Parties and their Unregulated Subsidiaries shall not exceed in any twelve (12) consecutive month period ten percent (10%) of the consolidated tangible assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

8.2.7 Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is (i) not otherwise prohibited by this Agreement, (ii) entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions, and (iii) in accordance with all applicable Law other than (a) payment of reasonable compensation (including reasonable bonus and other reasonable incentive arrangements) to officers and employees; (b) reasonable directors’ fees; (c) Restricted Payments permitted pursuant to Section 8.2.13 [Restricted Payments]; (d) reimbursement of employee travel and lodging costs and other business expenses incurred in the ordinary course of business; (e) Investments permitted by Section 8.2.4 [Loans and Investments]; (f) transactions with any Person that is an Affiliate by reason of the ownership by the Borrower or any of its Subsidiaries of equity interests of such Person; and (g) Indebtedness permitted by Section 8.2.1 [Indebtedness].

8.2.8 Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries to, own or create directly or indirectly any Subsidiaries other than:

(i) any Subsidiary (including, without limitation, a Project Subsidiary) which has joined this Agreement as a Guarantor on the Effective Date;

(ii) any Subsidiary (including, without limitation, a Project Subsidiary) which has not joined this Agreement as a Guarantor on the Effective Date (a) which either (1) is not a Significant Subsidiary, (2) is not a wholly-owned Subsidiary or (3) is New Jersey Natural Gas, (b) the obligations of which are non-recourse to the Loan Parties or, if recourse to the Loan Parties, are permitted under this Agreement, and (c) which is not a guarantor of any NJR Note Obligations or any other obligations of any Loan Party in an aggregate outstanding amount of $50,000,000 or more;

(iii) Conserve to Preserve Foundation, a non-profit corporation organized under the laws of the State of New Jersey;

(iv) any Person which is not, directly or indirectly, a wholly owned Subsidiary of the Borrower; and

(v) any Subsidiary (including, without limitation, a Project Subsidiary) formed or acquired after the Effective Date which either (a) joins this Agreement as a Guarantor in accordance with Section 8.1.15 [Joinder of Guarantors] or (b) does not join this Agreement as a Guarantor, and is not required to do so, because it satisfies each of Sections 8.2.8(ii)(a)-(c) above.

8.2.9 Use of Proceeds. The Loan Parties shall not use the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof (including, without limitation, Section 2.6 [Use of Proceeds]).

8.2.10 Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Unregulated Subsidiaries to, engage in any business other than a Permitted Business.

8.2.11 Plans and Benefit Arrangements. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in a Prohibited Transaction with any Plan, Benefit Arrangement, Multiple Employer Plan or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances, would reasonably be expected to result in a Material Adverse Change.

8.2.12 Fiscal Year. The Borrower shall not, and shall not permit any Unregulated Subsidiary (other than Project Subsidiaries) of the Borrower to, change its fiscal year from the twelve-month period beginning October 1 and ending September 30 without the prior consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.

8.2.13 Restricted Payments. The Loan Parties shall not, and shall not permit any Unregulated Subsidiary to, declare or make any Restricted Payment, except that (a) the Borrower may (i) declare and make any dividend payment or other distribution payable in its common stock, (ii) effectuate cashless repurchases of its capital stock deemed to occur upon the exercise of options, warrants or similar rights in such capital stock or the payment by the Borrower of employee tax liabilities arising from the issuance of such capital stock pursuant to stock option or other equity-based incentive or other benefit plans in the ordinary course of business; (iii) make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of the Borrower; (iv) may make Restricted Payments with the proceeds received from the substantially concurrent issue of new common stock; and (v) make any other Restricted Payment so long as no Event of Default or Potential Default shall have occurred and is continuing or would result therefrom; and (b) any Subsidiary of the Borrower may declare and make any Restricted Payment (1) to the holders of the equity interests of such Subsidiary, ratably according to such equity holder’s percentage ownership of the class of equity interest in respect of which such Restricted Payment is being made or (2) to any Loan Party, whether or not on a ratable basis. In addition, each Loan Party shall not permit any of its Subsidiaries which are a Regulated Entity to be subject to contractual limitations on the ability of such Subsidiary to make Restricted Payments to such Loan Party, other than restrictions contained in any senior Indebtedness incurred by such Subsidiary.

8.2.14 Off-Balance Sheet Financing. Each Loan Party and each Unregulated Subsidiary of each Loan Party shall not engage in any off balance sheet transaction (i.e., the liabilities in respect of which do not appear on the liability side of the balance sheet, with such balance sheet prepared in accordance with GAAP) providing the functional equivalent of borrowed money, including without limitation asset securitizations, sale/leasebacks or Synthetic Leases (other than Permitted Wind/Solar Transactions), with liabilities in excess, in the aggregate for the Borrower and its Subsidiaries as of any date of determination, of ten percent (10%) of the total assets of the Borrower and its Subsidiaries, determined and consolidated in accordance with GAAP as of the date of determination. For purposes of this Section 8.2.14, the amount of any lease which is not a capital lease in accordance with GAAP is the aggregate amount of minimum lease payments due pursuant to such lease for any non-cancelable portion of its term.

8.2.15 Modifications to Organizational Documents. Each Loan Party and each Unregulated Subsidiary of each Loan Party shall not amend, supplement or otherwise modify (pursuant to a waiver or otherwise) its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lenders.

8.2.16 Maximum Leverage Ratio. The Loan Parties shall not at any time permit the ratio of Consolidated Total Indebtedness of the Borrower and its Subsidiaries to Consolidated Total Capitalization to exceed 0.65 to 1.00.

8.3 Reporting Requirements. The Loan Parties, jointly and severally, covenant and agree that until Payment in Full, the Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

8.3.1 Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended, or within fifty (50) days in the event the Borrower shall file its Form 10-Q within the extension period pursuant to Rule 12b-25 of the Securities Exchange Act of 1934, as amended), financial statements of the Borrower, consisting of a consolidated (and, if delivered pursuant to the NJR Note Agreements, consolidating) balance sheet as of the end of such fiscal quarter and related consolidated (and, if delivered pursuant to the NJR Note Agreements, consolidating) statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 8.3.1 if within forty-five (45) days after the end of their fiscal quarter (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended, or within fifty (50) days in the event the Borrower shall file its Form 10-Q within the extension period pursuant to Rule 12b-25 of the Securities Exchange Act of 1934, as amended), the Borrower files a copy of its Form 10-Q with the SEC on its Electronic Data Gathering, Analysis and Retrieval system (or the SEC’s successor electronic system) (collectively, “EDGAR”) and the financial statements and the financial statements contained therein meets the requirements described in this Section.

8.3.2 Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended, or within one hundred five (105) days in the event the Borrower shall file its Annual Report on Form 10-K within the extension period pursuant to Rule 12b-25 of the Securities Exchange Act of 1934, as amended), financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of any going concern qualification. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 8.3.2 if within ninety (90) days (or one hundred five (105) days, if applicable) after the end of their fiscal year (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower files a copy of its Annual Report on Form 10-K as filed with the SEC on EDGAR and the financial statements and certification of public accountants contained therein meets the requirements described in this Section.

8.3.3 Certificate of the Borrower. Concurrently with the financial statements of the Borrower furnished or otherwise made available to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Borrower, in the form of Exhibit 8.3.3.

8.3.4 Notice of Default. Promptly after any Authorized Officer (or other executive officer) of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President, Chief Financial Officer, Treasurer or other Authorized Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which the such Loan Party proposes to take with respect thereto.

8.3.5 Notice of Litigation. Promptly after the commencement thereof, notice of (i) all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party or, (ii) any Environmental Complaint, which, in either case, could reasonably be expected to result in a Material Adverse Change.

8.3.6 Notice of Change in Debt Rating. Within five (5) Business Days after Fitch or Moody’s announces a change in the Debt Rating of New Jersey Natural Gas, notice of such change. The Borrower will deliver, together with such notice, a copy of any written notification which Borrower or New Jersey Natural Gas received from the applicable rating agency regarding such change of Debt Rating.

8.3.7 Budgets, Forecasts, Other Reports and Information. Promptly upon their becoming available to the Borrower:

(i) any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

(ii) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the SEC,

(iii) to the extent not previously reported in regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the SEC, the Borrower shall notify the Lenders promptly of the enactment or adoption of any Law which may result in a Material Adverse Change,

(iv) to the extent requested by the Administrative Agent or any Lender, the annual budget and any forecasts or projections of the Loan Parties, and

(v) with respect to the Hedging Transaction activities of the Loan Parties and their Subsidiaries, to the extent not previously reported in regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the SEC, such other reports and information as any of the Lenders may from time to time reasonably request.

8.3.8 Notices Regarding Plans and Benefit Arrangements.

8.3.8.1 Certain Events.

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i) any Reportable Event with respect to the Borrower or any other member of the ERISA Group which could reasonably be expected to result in a Material Adverse Change,

(ii) any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder which penalty or tax could reasonably be expected to result in a Material Adverse Change,

(iii) any assertion of material withdrawal liability with respect to any Multiemployer Plan, which could reasonably be expected to result in a Material Adverse Change,

(iv) any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), which could reasonably be expected to result in a Material Adverse Change,

(v) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA, which could reasonably be expected to result in a Material Adverse Change,

(vi) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan, which could reasonably be expected to result in a Material Adverse Change,

(vii) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 303(k) of ERISA that could reasonably be expected to result in a Material Adverse Change,

(viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA that could reasonably be expected to result in a Material Adverse Change, or

(ix) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions, except for any such change required or permitted under applicable Law.

8.3.9 Electronic Delivery. Documents required to be delivered pursuant to this Section 8.3 (other than certificates required to be delivered pursuant to Section 8.3.3 and notices required to be delivered pursuant to Section 8.3.4) shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), provided, that, in each case the Borrower shall promptly notify the Administrative Agent that such documents have been so posted.

9. DEFAULT

9.1 Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1 Payments Under Loan Documents. The Borrower shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) or Obligation when due, or the Borrower shall, within five (5) days of the due date, fail to pay any interest on any Loan or any other amount owed under the Loan Documents;

9.1.2 Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

9.1.3 [Reserved].

9.1.4 Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.6 [Visitation Rights], Section 8.1.12 [Anti-Terrorism Laws; International Trade Law Compliance] or Section 8.2 [Negative Covenants];

9.1.5 Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (a) receipt by a Loan Party of knowledge of such default, or (b) receipt by a Loan Party of notice of such default from the Administrative Agent or Required Lenders;

9.1.6 Defaults in Other Agreements or Indebtedness.

(i) A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor (including without limitation Permitted Wind/Solar Transactions) in excess of $30,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

(ii) There shall occur under the NJNG Credit Agreement or the Existing Revolving Credit Agreement an “Event of Default” (as such term is defined in each such agreement); or

(iii) A default or event of default shall occur at any time under the terms of any agreement involving any off balance sheet transaction (including any asset securitization, sale/leaseback transaction, or Synthetic Lease (other than Permitted Wind/Solar Transactions)) with obligations in the aggregate thereunder for which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $30,000,000, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any obligation when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any obligation (whether or not such right shall have been waived) or the termination of any such agreement;

9.1.7 Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of $30,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, and there is a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

9.1.8 Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby;

9.1.9 [Reserved].

9.1.10 Insolvent. The Borrower and its Subsidiaries cease to be Solvent on a consolidated basis;

9.1.11 Events Relating to Pension Plans and Multiemployer Plans. An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in Material Adverse Change, or Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability could reasonably be expected to result in a Material Adverse Change;

9.1.12 Cessation of Business. Cessation of all or substantially all of the Borrower’s and its Subsidiaries’ consolidated business for a period of five (5) or more calendar days;

9.1.13 Change of Control. A Change of Control shall occur; or

9.1.14 Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or a Significant Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or a Significant Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Significant Subsidiary of a Loan Party admits in writing its inability to pay its debts as they mature.

9.2 Consequences of Event of Default.

9.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 [Payments Under Loan Documents] through 9.1.13 [Change of Control] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and under the other Loan Documents to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) [reserved]; and

9.2.2 Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.14 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and under the other Loan Documents shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3 Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, Affiliate or participant, irrespective of whether or not such Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates and participants may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

9.2.4 Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until Payment in Full, any and all proceeds received by the Administrative Agent from the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and payment obligations then owing under Lender Provided Interest Rate Hedges, and Other Lender Provided Financial Service Products, ratably among the Lenders, and the Lenders or Affiliates of Lenders which provide Lender Provided Interest Rate Hedges and Other Lender Provided Financial Service Products, in proportion to the respective amounts described in this clause Fourth held by them;

(v) [reserved]; and

(vi) Last, the balance, if any, to the Loan Parties or as required by Law.

Notwithstanding anything to the contrary in this Section 9.2.4, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.4.

10. THE ADMINISTRATIVE AGENT

10.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Effectiveness and Closing] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.9 Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) pursuant to and in accordance with the terms of the Fee Letter, as amended from time to time.

10.10 Authorization to Release Collateral and Guarantors. The Lenders authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.2.6 [Dispositions of Assets or Subsidiaries] or Section 8.2.5 [Liquidations, Mergers, Consolidations, Acquisitions].

10.11 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.12 Plan Assets.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11. MISCELLANEOUS

11.1 Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

11.1.1 Increase of Commitment. Increase the amount of the Commitment of any Lender hereunder without the consent of such Lender;

11.1.2 Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Commitment Termination Date, the Maturity Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan) or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

11.1.3 Release of Guarantor. Except for sales of assets permitted by Section 8.2.6 [Dispositions of Assets or Subsidiaries], release any Guarantor that is a Significant Subsidiary from its Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); or

11.1.4 Miscellaneous. Amend Section 5.2 [Pro Rata Treatment of Lenders], Section 10.3 [Exculpatory Provisions] or Section 5.3 [Sharing of Payments by Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders;

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent may be made without the written consent of the Administrative Agent and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.13.1 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, (i) if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provisions of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof and (ii) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 4.6 [Effect of Benchmark Transition Event] in accordance with the terms of Section 4.6 [Effect of Benchmark Transition Event].

11.2 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

11.3 Expenses; Indemnity; Damage Waiver.

11.3.1 Costs and Expenses. The Borrower shall pay (i) all documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved], (iii) all documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all reasonable and documented fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iv) all reasonable and documented out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

11.3.2 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.3.2 [Indemnification by the Borrower] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.3.3 Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

11.3.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.3.5 Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

11.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.1.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5 Notices; Effectiveness; Electronic Communication.

11.5.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.

11.5.2 Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.5.3 Change of Address, Etc. Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

11.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.8 Successors and Assigns.

11.8.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.8.2 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2) in any case not described in clause (i)(1) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) unless such assignment is to a Lender or an Affiliate of a Lender, and:

(1) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(2) [reserved].

(iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v) No Assignment to Borrower or Defaulting Lender. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or to a Defaulting Lender.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person or to any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Etc.], 5.9 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].

11.8.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8.4 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Guarantor] that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [Libor Rate Unascertainable, Etc.], 5.9 [Increased Costs], 5.11 [Indemnity] and 5.10 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.10.7 [Status of Lenders] (it being understood that the documentation required under Section 5.10.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.13.1 [Replacement of a Lender] and Section 5.13.2 [Designation of a Different Lending Office] as if it were an assignee under Section 11.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.9 [Increased Costs] or 5.10 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.13.1 [Replacement of a Lender] and Section 5.13.2 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.8.5 Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.9 Confidentiality.

11.9.1 General. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9.2 Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].

The Administrative Agent or any Lender may use, in connection with customary advertising material relating to the transactions contemplated hereby (subject, however, to the Borrower’s approval, such approval not to be unreasonably withheld), the name, product photographs, logo or trademark of the Loan Parties. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Effectiveness and Closing], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

11.11.1 Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles.

11.11.2 SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.11.3 WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

11.11.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.11.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.12 [Reserved].

11.13 USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

11.14 Acknowledgement and Consent to Bail-In of EEA Financial Institutions Contractual Recognition of Bail-In. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(a) a reduction in full or in part or cancellation of any such liability;

(b) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.16 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Transactions or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(i) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(ii) As used in this Section 12.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

ATTEST:		NEW JERSEY RESOURCES CORPORATION

/s/ Richard Reich		By:	/s/ Roberto F. Bel	[Seal]
Name:	Richard Reich	Name:	Roberto F. Bel
Title:	Corporate Secretary and Assistant General Counsel	Title:	Vice President, Treasurer and Investor Relations

Signature Page to New Jersey Resources Corporation Credit Agreement

GUARANTORS:

NJR ENERGY SERVICES COMPANY

By:	/s/	Roberto F. Bel
Name:		Roberto F. Bel
Title:		Vice President, Treasurer

NJR HOME SERVICES COMPANY

By:	/s/	Patrick J. Migliaccio
Name:		Patrick J. Migliaccio
Title:		Senior Vice President, Chief Financial
Officer, Treasurer and Secretary

COMMERCIAL REALTY AND RESOURCES CORP.

By:	/s/	Patrick J. Migliaccio
Name:		Patrick J. Migliaccio
Title:		Senior Vice President, Chief Financial
Officer, Treasurer and Secretary

PHOENIX FUEL MANAGEMENT COMPANY

By:	/s/	Patrick J. Migliaccio
Name:		Patrick J. Migliaccio
Title:		Senior Vice President, Chief Financial
Officer, Treasurer and Secretary

Signature Page to New Jersey Resources Corporation Credit Agreement

GUARANTORS, CONTINUED:

NJR SERVICE CORPORATION

By:	/s/	Roberto F. Bel
Name:		Roberto F. Bel
Title:		Vice President, Treasurer

NJR CLEAN ENERGY VENTURES
CORPORATION

By:	/s/	Roberto F. Bel
Name:		Roberto F. Bel
Title:		Vice President, Treasurer

NJR MIDSTREAM HOLDINGS
CORPORATION

By:	/s/	Roberto F. Bel
Name:		Roberto F. Bel
Title:		Vice President, Treasurer

NJR ENERGY INVESTMENTS
CORPORATION

By:	/s/	Roberto F. Bel
Name:		Roberto F. Bel
Title:		Vice President, Treasurer

Signature Page to New Jersey Resources Corporation Credit Agreement

GUARANTORS, CONTINUED:

NJR PLUMBING SERVICES, INC.

By:	/s/	Patrick J. Migliaccio
Name:		Patrick J. Migliaccio
Title:		Senior Vice President, Chief Financial
Officer, Treasurer and Secretary

NJR RETAIL HOLDINGS CORPORATION

By:	/s/	Patrick J. Migliaccio
Name:		Patrick J. Migliaccio
Title:		Senior Vice President, Chief Financial
Officer, Treasurer and Secretary

NJR CLEAN ENERGY VENTURES II
CORPORATION

By:	/s/	Roberto F. Bel
Name:		Roberto F. Bel
Title:		Vice President, Treasurer

NJR CLEAN ENERGY VENTURES III
CORPORATION

By:	/s/	Roberto F. Bel
Name:		Roberto F. Bel
Title:		Vice President, Treasurer

Signature Page to New Jersey Resources Corporation Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent and as a
Lender

By:	/s/	Jesse Tannuzzo
Name:		Jesse Tannuzzo
Title:		Vice President

Signature Page to New Jersey Resources Corporation Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/	Justin Martin
Name:		Justin Martin
Title:		Authorized Officer

Signature Page to New Jersey Resources Corporation Credit Agreement

BRANCH BANKING AND TRUST
COMPANY, as a Lender

By:	/s/	Timothy J. Wiegand
Name:		Timothy J. Wiegand
Title:		Senior Vice President

Signature Page to New Jersey Resources Corporation Credit Agreement

TD BANK, N.A., as a Lender

By:	/s/	Shannon Batchman
Name:		Shannon Batchman
Title:		Sr. Vice President

Signature Page to New Jersey Resources Corporation Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/	Michael Grad
Name:		Michael Grad
Title:		Director

Signature Page to New Jersey Resources Corporation Credit Agreement

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS

Part 1 - Commitments

LENDER	COMMITMENT	PERCENTAGE
WELLS FARGO BANK, NATIONAL ASSOCIATION	$184,500,000.00	52.7142857%
JPMORGAN CHASE BANK, N.A.	$118,000,000.00	33.7142857%
BRANCH BANKING AND TRUST COMPANY	$18,250,000.00	5.21428571%
TD BANK, N.A.	$18,250,000.00	5.21428571%
THE BANK OF NOVA SCOTIA	$11,000,000.00	3.14285714%
Total	$350,000,000.00	100.00%